Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-157057 of our report dated February 17, 2011, relating to the financial statements of Energy Future Competitive Holdings Company and subsidiaries (“EFCH”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding EFCH’s adoption of amended guidance regarding transfers of financial assets effective January 1, 2010, on a prospective basis) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

April 21, 2011